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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)

                                                                Years Ended December 31,
                                                                -------------------------------------------------------------
                                                 1997         1996       1995        1994        1993
                                                 ----         ----       ----        ----        ----
                                                                    (In Thousands)
Net Income                                     $ 65,758     $37,926     $29,101    $34,726     $23,779
----------

Add income taxes and fixed charges
----------------------------------
  Current federal income taxes                   34,244      25,867       9,437     (6,762)      5,606
  Deferred federal income taxes                     912      (6,052)      6,156     24,932       3,430
  Investment tax credits - net                   (1,103)     (1,118)     (1,132)    (1,228)     (1,228)
  Massachusetts franchise tax                     7,514       4,479       3,935      4,681       3,348
  Interest on long-term debt                     27,612      27,089      25,901     20,967      23,403
  Interest on short-term debt and other           7,214       6,473       6,784      6,366       3,638
                                               --------     -------     -------    -------     -------
Net earnings available for fixed charges       $142,151     $94,664     $80,182    $83,682     $61,976
                                               --------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt                   $ 27,612     $27,089     $25,901    $20,967     $23,403
  Interest on short-term debt and other           7,214       6,473       6,784      6,366       3,638
                                               --------     -------     -------    -------     -------
     Total fixed charges                       $ 34,826     $33,562     $32,685    $27,333     $27,041
                                               ========     =======     =======    =======     =======

Ratio of earnings to fixed charges                 4.08        2.82        2.45       3.06        2.29
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